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                                                                 Exhibit 10.26

                               LAFARGE CORPORATION

                NONEMPLOYEE DIRECTOR RETIREMENT PLAN, AS AMENDED

1.   Effective Date.  The effective date of the Plan shall be January 1, 1989.

2. Eligibility. All members of the Board of Directors of Lafarge Corporation who are not employees of Lafarge Corporation or any wholly-owned or majority-owned subsidiary of Lafarge Corporation, and who meet all other eligibility requirements set forth in the Plan, shall be entitled to receive the benefits specified in the Plan.

3. (a) Normal Retirement. A director who is 70 years of age or older (or, with the approval of the Board Governance Committee of the Board, between the ages of 65 and 69, inclusive) and has seven or more years of Credited Service (as described below) at the date of retirement shall receive U.S. $15,000 per year for the remainder of his/her life, and his/her surviving spouse, if any, shall receive a survivor's benefit of U.S. $7,500 per year for the remainder of her/his life following such director's death.

     (b) Early Retirement. A director who does not meet the requirements of paragraph (a) above but who is 55 years of age or older and has three or more years of Credited Service at the date of retirement shall receive U.S. $15,000 per year for a period of time equal to his/her Credited Service at the date of retirement and, in the event of his/her death prior to the end of such period, his/her surviving spouse, if any, shall receive a survivor's benefit of U.S. $7,500 per year for the balance of such period (or until such spouse's death, if earlier).

     (c) Survivor's Benefits Following Death in Office. If a director who meets the requirements of paragraph (a) or (b) above dies in office, his/her surviving spouse, if any, shall receive the survivor's benefit described in the applicable paragraph beginning as of the date of such director's death.

     (d) Pension Increase. Pension and survivor's benefit amounts described in paragraphs (a), (b), and (c) above shall be increased to $20,000 and $10,000, respectively, for eligible directors who retire or die in office on or after August 1, 1998.

4. Credited Service. The number of years of Credited Service under the Plan for each Nonemployee Director shall be determined at the date of his/her retirement as a director of Lafarge Corporation or his/her death while in office and shall equal the number of full years that he/she has served (including service prior to the effective date of the Plan), without interruption, as a director of Lafarge Corporation and/or General Portland Inc., formerly a Delaware corporation and wholly-owned subsidiary of the Corporation, and/or Lafarge Canada Inc.

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(formerly Canada Cement Lafarge Ltd.), a Canadian corporation and a wholly-owned subsidiary of the Corporation, provided, however, that if a Nonemployee Director was at any time an employee of Lafarge Corporation or any wholly-owned or majority-owned subsidiary of Lafarge Corporation, the number of years of Credited Service under the Plan for such Nonemployee Director shall include only the period of time beginning after the date on which he/she ceased to be such an employee.

5. Payment of Benefits. The obligation of Lafarge Corporation to pay benefits in accordance with the Plan shall be a general obligation of the Corporation and shall not be funded in advance.